Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President — Finance and Treasurer	Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408
LIZ CLAIBORNE INC. REPORTS 4th QUARTER AND FULL YEAR RESULTS
•	Records a Pre-tax, Non-cash Goodwill Impairment Charge of $451 Million, Driving a Fiscal 2007 GAAP Loss per Share of ($3.74)

•	Reports Fiscal 2007 Adjusted EPS of $1.30

•	Fiscal 2007 Cash Flow from Operating Activities Remains Strong at $274 Million

•	Reaffirms 2008 Adjusted EPS Guidance in the Range of $1.50 — $1.70
New York, NY March 13, 2008 — Liz Claiborne Inc. (NYSE:LIZ) today announced earnings for the fourth quarter and full year 2007. For the year 2007 and on a GAAP basis, the loss per share was ($3.74) compared to diluted earnings per share (“EPS”) of $2.46 for the full year 2006. Adjusted diluted EPS for the year 2007 were $1.30 compared to adjusted diluted EPS of $2.99 for the year 2006. Net sales for the year 2007 were $4.577 billion, a decrease of 1.4% from 2006, which excluded in both periods net sales from discontinued operations. As discussed in our February 14, 2008 pre-announcement, these results reflect weak results in the Partnered Brands segment which includes the brands under strategic review, partially offset by positive performance in the Direct Brands segment.
For the fourth quarter of 2007 and on a GAAP basis, the loss per share was ($4.55) compared to diluted EPS of $0.71 for the fourth quarter 2006. Adjusted diluted EPS for the fourth quarter of 2007 were $0.20 compared to adjusted diluted EPS of $0.94 for the fourth quarter 2006. Net sales for the fourth quarter of 2007 were approximately $1.208 billion, a decrease of 3.2% from the comparable 2006 period, which excluded in both periods net sales from discontinued operations.
The Company recorded a pre-tax, non-cash goodwill impairment charge of $451 million in the fourth quarter in its Partnered Brands segment. The Company had accumulated significant goodwill balances in this segment in recent years resulting from its focus on acquisitions during that period. Actual and projected performance and cash flows in this segment, as well as the impact of the sale or planned sale, licensing or closure of the brands under strategic review, no longer supported this goodwill balance.
The full year and fourth quarter 2007 results on an adjusted basis exclude the impact of expenses incurred in connection with the Company’s previously announced plans to streamline its operations in 2007, non-cash charges associated with goodwill and trademark impairment in its Partnered Brands segment, expenses associated with the elimination of certain cosmetics product offerings, and the loss related to the disposition of certain previously announced brands under review, but includes the results of discontinued operations. The full year and fourth quarter 2006 results on an adjusted basis exclude the impact of expenses incurred in connection with the Company’s streamlining activities.
The Company believes that the adjusted results for the fourth quarter and full year 2007 and 2006 and the adjusted projected results for fiscal 2008 represent a more meaningful presentation of its historical and estimated operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to the adjusted results.
William L. McComb, Chief Executive Officer of Liz Claiborne Inc., said: “The adjusted earnings and cash flow we are reporting today are consistent with our February 14th pre-announcement. At that time, we indicated the need to complete a goodwill and trademark impairment review which resulted in a pre-tax, non-cash goodwill impairment charge of $451 million in our Partnered Brands segment. This charge did not impact our cash flow or liquidity, which remain strong, with fiscal 2007 positive cash flow from operating activities of $274 million. We are projecting cash flow from operating activities to approximate $350 million in fiscal 2008.”
Mr. McComb continued, “The story in Direct Brands is positive. The Juicy Couture business is on a rapidly expanding trajectory, Kate Spade generated a solid gross margin and met sales expectations, and Lucky Brand showed improved retail performance vs. the third quarter. Mexx began implementing their cost reduction initiatives, while they finalized the design and re-branding work for product that will launch in the third quarter of 2008.”
Mr. McComb concluded, “The fourth quarter proved to be very difficult for our Partnered Brands segment. We made great progress managing inventories, but markdown pressure was significant. Our sales to Macy’s department stores now represent less than 10% of our total net sales, and we have taken significant steps to improve this business by announcing the design initiatives with Isaac Mizrahi for the Liz Claiborne brand and John Bartlett for the Claiborne men’s business, both for 2009. We’ve also taken action to improve the sales and earnings engine in Partnered Brands for 2009 through the announcement of the Dana Buchman launch at Kohl’s.”
The Company will sponsor a conference call tomorrow at 10:00 am EDT to discuss its fourth quarter 2007 results. The dial-in number is 1-888-694-4676 with passcode 32577034. The webcast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available through April 4th, 2008. Additional information on the results of the Company’s operations is available on the Company’s Annual Report on Form 10-K for fiscal 2007, which was filed today with the Securities and Exchange Commission.
OPERATING SUMMARY
•	In the second quarter of 2007, the Company revised its segment reporting structure to reflect the strategic realignment of its businesses, reflecting a brand-focused approach. Prior periods have been conformed to the current period’s presentation. The Company has aggregated its brand-based activities into two reporting segments as follows:
— The Direct Brands segment — consists of the specialty retail, outlet, wholesale apparel, wholesale non-apparel (including accessories, jewelry, handbags and fragrances), e-commerce and licensing operations of the Company’s four retail-based brands: Mexx, Juicy Couture, Lucky Brand and Kate Spade.

— The Partnered Brands segment — consists of the wholesale apparel, wholesale non-apparel, outlet, specialty retail, e-commerce and licensing operations for the Company’s owned and licensed wholesale-based brands, including the Company’s non-Direct Brand fragrances.
The results of its Emma James, Intuitions, J.H. Collectibles, Tapemeasure, C&C California, Laundry by Design and Prana brands are shown as discontinued operations for all periods presented.

•	Net sales in the fourth quarter decreased 3.2% to $1.208 billion. The impact of changes in foreign currency exchange rates in our international businesses increased net sales by approximately $46 million, or 3.7%, during the quarter. Net sales for our segments are provided below:
— Direct Brands segment net sales increased 17.9% in the fourth quarter to $649 million.

— Partnered Brands segment net sales decreased 19.9% in the fourth quarter to $559 million.
•	Net sales for our Direct Brands segment in the fourth quarter were as follows:
— Mexx — $334 million, an 11.8% increase compared to last year. Excluding the impact of changes in foreign currency exchange rates, net sales for Mexx were $295 million, a 1.2% decrease compared to last year.

—Lucky Brand — $114 million, a 10.2% decrease compared to last year.

—Juicy Couture — $170 million, a 43.1% increase compared to last year.

—Kate Spade (acquired December 2006) — $31 million.
•	Operating loss in the fourth quarter was ($552) million ((45.7) % of net sales) compared to an operating profit of $113 million (9.1% of net sales) in 2006. Adjusted operating income in the fourth quarter was $58 million (4.7% of adjusted net sales) compared to $160 million (12.0% of adjusted net sales) in 2006. Operating income for our business segments are provided below:
—Direct Brands segment operating income in the fourth quarter was $39 million (6.0% of net sales), compared to $64 million (11.6% of net sales) in 2006. Direct Brands segment adjusted operating income in the fourth quarter was $82 million (12.6% of net sales) compared to $80 million (14.5% of net sales) in 2006.

—Partnered Brands segment operating loss in the fourth quarter was ($591) million ((105.7) % of net sales), compared to operating income of $49 million (7.1% of net sales) in 2006. Partnered Brands segment adjusted operating loss in the fourth quarter was ($23) million ((3.9) % of adjusted net sales) compared to adjusted operating profit of $80 million (10.3% of adjusted net sales) in 2006.
•	Expenses associated with our streamlining initiatives were $146 million in the fourth quarter of 2007 compared to $37 million in the fourth quarter of 2006 and were $208 million for the full year 2007 compared to $87 million in 2006.
•	We repurchased 4.6 million shares for $119 million in the fourth quarter. For the full year, we repurchased 9.9 million shares for $300 million and have approximately $29 million remaining on our share repurchase authorization.
•	Inventories decreased 8.9% to $541 million, at year-end 2007 compared to year-end 2006, primarily reflecting the impact of brands sold, discontinued or held for sale in 2007 and aggressive liquidation and inventory write-downs associated with the elimination of certain cosmetics product offerings, partially offset by the addition of our Liz & Co. and Concepts brands and increases in our Direct Brands segment. The impact of changes in foreign currency exchange rates increased inventories by $20 million, or 3.4%, at year-end 2007.
•	Cash flow from operating activities for the full year 2007 was $274 million.
•	We ended the quarter with $206 million in cash and marketable securities and with $888 million of debt outstanding. Our total debt to total capital ratio was 36.9% at year-end compared to 21.8% in 2006, primarily reflecting the impact of the goodwill impairment in addition to share repurchases, capital expenditures and acquisition-related payments over the last 12 months.

FOURTH QUARTER RESULTS
Overall Results
Net sales for the quarter decreased 3.2% to $1.208 billion, due to decreases in our Partnered Brands segment, offset by increases in our Direct Brands segment. The inclusion of our Kate Spade brand (acquired December 2006) increased net sales by $25 million, or approximately 2.0%, in the quarter. The impact of changes in foreign currency exchange rates in our international businesses increased net sales by approximately $46 million, or 3.7%, during the quarter.
Gross profit as a percent of net sales was 44.9% in 2007 compared to 49.7% in 2006, principally reflecting a decreased gross profit rate in our Partnered Brands segment due to higher levels of retailer support, the aggressive liquidation of excess inventories across all brands and costs associated with the elimination of certain cosmetics product offerings, primarily offset by an increased proportion of sales from our Direct Brands segment, which runs at a higher gross profit rate than the company average.
Selling, General & Administrative expenses (“SG&A”) as a percent of net sales was 51.3%, compared to 40.6% in the fourth quarter of 2006, primarily reflecting the following:
•	a $49 million year over year increase in expenses associated with our streamlining activities;

•	the inclusion of $30 million of expenses associated with our acquisitions of Kate Spade and Narciso Rodriquez and the addition of our licensed Usher fragrance;

•	a $28 increase due to the impact of changes in foreign exchange rates in our international operations;

•	a $15 million increase in Direct Brands SG&A;

•	a $9 million increase associated with retail expansion in our Direct Brands segment;

•	a $9 million increase in marketing in our Direct Brands segment;

•	a $20 million decrease in Partnered Brands SG&A; and

•	a $7 million decrease in corporate SG&A.
Trademark Impairment as a percent of net sales was 2.0%, reflecting a $24 million non-cash charge resulting from the impairment of the Ellen Tracy trademark.
Goodwill Impairment as a percent of net sales was 37.3%, reflecting a $451 million non-cash charge resulting from impairment in the Partnered Brands segment, as described above.
Operating loss was ($552) million ((45.7) % of net sales) in the fourth quarter of 2007 compared to operating income of $113 million (9.1% of net sales) in the fourth quarter of 2006. Adjusted operating income in the fourth quarter was $58 million (4.7% of adjusted net sales) compared to $160 million (12.0% of adjusted net sales) in 2006. The impact of changes in foreign currency exchange rates in our international businesses decreased operating income by approximately $2 million during the quarter.
Income taxes in the fourth quarter of 2007 decreased by $182 million to an income tax benefit of $(142) million compared to a tax expense of $40 million in 2006. The tax rate benefit resulting from the goodwill impairment charge was less than the statutory rate as a significant portion of the goodwill impairment charge is non-deductible. The resulting effective tax rate benefit on the pre-tax loss from continuing operations was 25.1% in 2007 compared to a 37.4% tax expense rate in 2006.

Net loss in the fourth quarter of 2007 was ($436) million compared to net income of $73 million in the fourth quarter of 2006. Loss per share was ($4.55) in the fourth quarter of 2007 compared to diluted EPS of $0.71 in the fourth quarter of 2006. Adjusted diluted EPS in 2007 were $0.20 compared to adjusted diluted EPS of $0.94 in the fourth quarter of 2006.
Segment Highlights
Direct Brands
Net sales in our Direct Brands segment in the fourth quarter were $649 million, increasing $98 million, or 17.9%.
Net sales for Mexx were $334 million, an 11.8% increase compared to 2006. Excluding the impact of changes in foreign currency exchange rates, net sales for Mexx were $295 million, a 1.2% decrease compared to last year, primarily due to decreases in our Mexx Europe retail business, partially offset by increases in our Mexx Canada retail business.
— We ended the quarter with 138 specialty stores, 84 outlets and 313 concessions, reflecting the net addition over the last 12 months of 10 specialty stores, 2 outlet stores and 23 concessions;

— Average retail square footage in the fourth quarter was approximately 1.367 million square feet, a 7% increase compared to 2006;

— Sales per square foot for comparable stores over the latest twelve months was $413; and

— Comparable store sales decreased 3% in the fourth quarter, reflecting comparable store sales decreases in our Mexx Europe business, partially offset by increases in our Mexx Canada business.
Net sales for Lucky Brand were $114 million, a 10.2% decrease compared to 2006, primarily driven by decreases in wholesale apparel and non-apparel.
— We ended the quarter with 171 specialty stores and 15 outlet stores, reflecting the net addition over the last 12 months of 36 specialty stores and 8 outlet stores;

— Average retail square footage in the fourth quarter was approximately 427 thousand square feet, a 32% increase compared to 2006;

— Sales per square foot for comparable stores over the latest twelve months was $620; and

— Comparable store sales decreased 1% in the fourth quarter.
Net sales for Juicy Couture were $170 million, a 43.1% increase compared to 2006, primarily driven by increases in retail, wholesale non-apparel (including fragrance), wholesale apparel and outlet.
— We ended the quarter with 37 specialty stores and 15 outlet stores, reflecting the net addition over the last 12 months of 19 specialty stores and 6 outlet stores;

— Average retail square footage in the fourth quarter was approximately 150 thousand square feet, a 159% increase compared to 2006;

— Sales per square foot for comparable stores over the latest twelve months was $1,576; and

— Comparable store sales increased 25% in the fourth quarter.
Net sales for Kate Spade (acquired December 2006) were $31 million.
— We ended the quarter with 26 specialty stores and 13 outlet stores, reflecting the net addition over the last 12 months of 6 specialty stores and 9 outlet stores;

— Average retail square footage in the fourth quarter was approximately 73 thousand square feet; and

— Sales per square foot for comparable stores and comparable store sales metrics will not be applicable for Kate Spade until the first quarter of 2008.
Direct Brands segment operating income in the fourth quarter was $39 million (6.0% of net sales), compared to $64 million (11.6% of net sales) in 2006. Direct Brands segment adjusted operating income in the fourth quarter was $82 million (12.6% of net sales) compared to $80 million (14.5% of net sales) in 2006.
Partnered Brands
Net sales in our Partnered Brands segment in the fourth quarter were $559 million, decreasing $138 million, or 19.9%.
— The $138 million decrease in net sales in our Partnered Brands segment was primarily due to decreases in our brands under review, Liz Claiborne, Claiborne and Monet brands, partially offset by the addition of our Liz & Co. brand and the launch of our licensed Usher fragrance.
Partnered Brands segment operating loss in the fourth quarter was ($591) million ((105.7) % of net sales), compared to operating income of $49 million (7.1% of net sales) in 2006. Partnered Brands segment adjusted operating loss in the fourth quarter was ($23) million ((3.9) % of adjusted net sales) compared to $80 million (10.3% of adjusted net sales) in 2006.
FULL YEAR RESULTS
Overall Results
Net sales for the full year 2007 decreased 1.4% to $4.577 billion, primarily due to decreases in our Partnered Brands segment, offset by increases in our Direct Brands segment. The inclusion of our Kate Spade brand (acquired December 2006) for the full year 2007 increased net sales by $85 million, or approximately 1.8%, in 2007. The impact of changes in foreign currency exchange rates in our international businesses increased net sales by approximately $116 million, or 2.5%, in the full year 2007.
Net sales for our Direct Brands segment in the full year 2007 were as follows:
— Mexx — $1.252 billion, a 7.8% increase compared to last year. Excluding the impact of changes in foreign currency exchange rates, net sales for Mexx were $1.153 billion, a 0.7% decrease compared to last year.

— Lucky Brand — $422 million, a 9.8% increase compared to last year.

— Juicy Couture — $494 million, a 48.7% increase compared to last year.

— Kate Spade (acquired December 2006) — $90 million.
Operating loss was ($426) million ((9.3)% of net sales) in the full year 2007 compared to an operating profit of $382 million (8.2% of net sales) in 2006. Adjusted operating income in the full year 2007 was $277 million (5.8% of adjusted net sales) in the full year 2007 compared to $523 million (10.5% of adjusted net sales) in 2006. The impact of changes in foreign currency exchange rates in our international businesses increased operating income by approximately $4 million in the full year 2007.

Direct Brands segment operating income in the full year 2007 was $206 million (9.1% of net sales) compared to $206 million (10.9% of net sales) in 2006. Direct Brands segment adjusted operating income in the full year 2007 was $262 million (11.6% of net sales) compared to $237 million (12.6% of net sales) in 2006.
Partnered Brands segment operating loss in the full year 2007 was ($632) million ((27.2%) of net sales) compared to operating income of $176 million (6.4% of net sales) in 2006. Partnered Brands segment adjusted operating income in the full year 2007 was $14 million (0.6% of adjusted net sales) compared to $286 million (9.2% of adjusted net sales) in 2006.
Income taxes in 2007 decreased by $233 million to an income tax benefit of ($102) million compared to a tax expense of $131 million in 2006. Tax expense decreased by $108 million as a result of the goodwill impairment charge. The tax rate benefit resulting from the goodwill impairment charge was less than the statutory rate as a significant portion of the goodwill impairment charge is non-deductible. The resulting effective tax rate was a benefit of 21.7% in 2007 compared to an expense of 37.2% in 2006.
Net loss in the full year 2007 was ($373) million compared to net income of $255 million in 2006. Loss per share was ($3.74) in the full year 2007 compared to diluted EPS of $2.46 in 2006. Adjusted diluted EPS in 2007 were $1.30 compared to adjusted diluted EPS of $2.99 in 2006.
COST REDUCTION INITIATIVES
We achieved our goal of implementing general and administrative cost reductions with an expected annualized benefit in excess of $150 million in 2008. Key actions taken include the reduction of 1,300 global staff positions (including an approximate 25% reduction in executive staff), closing three of our distribution centers and discretionary expense cuts.
The majority of the savings associated with these initiatives are being redeployed to support the Direct Brand’s growth strategies as well as offset continued weakness in our Partnered Brands. We expect to accelerate additional cost reduction opportunities into fiscal 2008 beyond those discussed above.
STRATEGIC REVIEW PROCESS
We have completed the strategic review process for all 16 brands. We completed the following reviews since the end of the third quarter:
•	Sold C&C California to Perry Ellis International Inc.;

•	Sold Laundry by Design to Perry Ellis International Inc.;

•	Retained Enyce in our portfolio;

•	Closed Sigrid Olsen, including the remaining 54 Sigrid Olsen retail stores by mid-2008;

•	Licensed Dana Buchman to Kohl’s;

•	Entered into an agreement to sell prAna to prAna management and Steelpoint Capital Partners;

•	Entered into an agreement to sell Ellen Tracy to the Radius Group; and

•	Retained Mac & Jac and Kensie in our portfolio.

FISCAL 2008 GUIDANCE
We are re-affirming the fiscal 2008 guidance provided in our February 14, 2008 earnings pre-announcement, projecting fiscal 2008 EPS in the range of $1.50 — $1.70. This guidance excludes the results of the following brands that were under strategic review: Tapemeasure, Intuitions, J.H. Collectibles, Emma James, First Issue, C&C, Laundry by Design, Prana and Sigrid Olsen; expenses associated with expected additional streamlining initiatives in 2008 and the potential impact of any acquisition, additional divestiture or share repurchases. Beginning with the first quarter 2008 earnings release, comparable 2007 results will be shown on an adjusted continuing operations basis.
About Liz Claiborne Inc.
Liz Claiborne Inc. designs and markets a global portfolio of retail-based premium brands including Kate Spade, Juicy Couture, Lucky Brand and Mexx. The Company also has a refined group of department store-based brands with strong consumer franchises including the Liz Claiborne and Monet families of brands, Enyce and the licensed DKNY Jeans Group. The Company also offers cosmetics & fragrances.
Forward-Looking Statement
Statements contained herein that relate to future events or the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results of operations or level of business for 2008 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond the Company’s control. Among the factors that could cause actual results to materially differ include: risks associated with the current macroeconomic conditions, including the possibility of a recession in the United States; risks related to the ability to close the announced sales of the Company’s Prana and Ellen Tracy businesses; risks related to the reorganization of the Company into two segments and the related realignment of the Company’s management structure; risks associated with the Company’s ability to attract and retain talented, highly qualified executives and other key personnel; risks associated with providing for the succession of senior management; risks associated with the Company’s ability to execute successfully on its previously announced long-term growth plan; risks associated with the Company’s strategic review of brands, including whether the Company identified the appropriate brands for review or appropriately valued assets related to brands we sold or licensed to third parties; risks associated with the Company’s operation and expansion of its specialty retail business, including the ability to successfully expand the specialty retail store base of its Direct Brands segment and to develop best-in-class retail capabilities; risks associated with the Company’s ability to achieve greater collaboration with its wholesale customers; risks associated with the Company’s ability to achieve projected cost savings; the Company’s ability to continue to have the liquidity necessary, through cash flow from operations and financing, to fund its plans may be adversely impacted by a number of factors, including the downgrading of the Company’s credit rating; risks associated with the continuing challenging retail conditions, including the levels of consumer confidence and discretionary spending and the levels of customer traffic within department stores, malls and other shopping and selling environments; risks related to the Company’s ability to successfully continue to evolve its supply chain system, including its product development, sourcing, logistics and technology functions, to, among other things, reduce product cycle-time and costs and meet customer demands and the requirements of the projected growth in the Company’s specialty retail business; risks associated with selling the Company’s Liz & Co. and Concepts by Claiborne brands outside of better department stores; risks associated with the Company’s Liz Claiborne and Claiborne branded products associated with known designers and customer acceptance of the resulting products; risks associated with the Company’s dependence on sales to a limited number of large United States department store customers; the impact of consolidation, restructurings and other ownership changes in the retail industry, such as the merger between Federated Department Stores, Inc. and The May Department Store Company; our ability to respond to constantly changing consumer demands and tastes and fashion trends, across multiple product lines, shopping channels and geographies; risks related to retailer and consumer acceptance of the Company’s products; risks associated with the possible failure of the Company’s unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality or safety standards or to comply with Company policies regarding labor practices or applicable laws or regulations; risks related to the Company’s ability to adapt to and compete effectively in the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products, as well as lowered barriers to entry; risks associated with the Company’s ability to maintain and enhance favorable brand recognition; risks associated with the Company’s ability to correctly balance the level of its commitments with actual orders; risks associated with the Company’s ability to identify appropriate business development opportunities and risks associated with acquisitions and new product lines, product categories and markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment, and risks inherent in licensing arrangements such as the Company’s license of the DKNY Jeans and DKNY Active brands; risks associated with any significant disruptions in the Company’s relationship with its employees or with its relationship or with the unions which the Company works with; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including the impact of foreign currency exchange rates, and currency devaluations in countries in which the Company sources product and risks associated with the importation and exportation of product; risks associated with war, the threat of war and terrorist activities; work stoppages or slowdowns by suppliers or service providers; risks relating to protecting and managing the Company’s intellectual property rights; and such other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices and such other factors as are set forth in our 2007 Annual Report on Form 10-K, including, without limitation, those set forth under the headings “Risk Factors” and “Statement Regarding Forward-Looking Disclosure.”
The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per common share data)

	13 weeks ended		13 weeks ended
	December 29,	% of	December 30,	% of
	2007	Sales	2006	Sales
Net Sales	$1,208,068	100.0%	$1,247,979	100.0%
Cost of goods sold	665,103	55.1%	627,776	50.3%

Gross Profit	542,965	44.9%	620,203	49.7%
Selling, general & administrative expenses	619,712	51.3%	506,844	40.6%
Trademark impairment	24,000	2.0%	—	—
Goodwill impairment	450,819	37.3%	—	—

Operating (Loss) Income	(551,566)	(45.7)%	113,359	9.1%
Other income (expense), net	(2,545)	(0.2)%	2,277	0.2%
Interest expense, net	(12,101)	(1.0)%	(8,257)	(0.7)%

(Loss) Income Before (Benefit) Provision for Income Taxes	(566,212)	(46.9)%	107,379	8.6%
(Benefit) provision for income taxes	(141,990)	(11.8)%	40,139	3.2%

(Loss) Income from Continuing Operations	(424,222)	(35.1)%	67,240	5.4%
(Loss) income from discontinued operations, net of tax	(6,651)		5,923
Loss on disposal of discontinued operations, net of tax	(4,805)		—

Net (Loss) Income	$(435,678)		$73,163

Earnings per Share:
Basic
(Loss) Income from Continuing Operations	$(4.43)		$0.66
(Loss) Income from discontinued operations	(0.07)		0.06
Loss on disposal of discontinued operations	(0.05)		—

Net (Loss) Income	$(4.55)		$0.72

Diluted
(Loss) Income from Continuing Operations	$(4.43)		$0.65
(Loss) Income from discontinued operations	(0.07)		0.06
Loss on disposal of discontinued operations	(0.05)		—

Net (Loss) Income	$(4.55)		$0.71

Weighted Average Shares, Basic (1)	95,747		101,035
Weighted Average Shares, Diluted (1)	95,747		102,657

Supplemental Information:
Dividends Paid per Common Share (Rounded to the nearest penny)	$0.06		$0.06

(1)	Because the Company incurred a loss from continuing operations in 2007, all outstanding stock options and restricted shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such period.

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per common share data)

	52 weeks ended		52 weeks ended
	December 29,	% of	December 30,	% of
	2007	Sales	2006	Sales
Net Sales	$4,577,251	100.0%	$4,643,936	100.0%
Cost of goods sold	2,411,525	52.7%	2,383,697	51.3%

Gross Profit	2,165,726	47.3%	2,260,239	48.7%
Selling, general & administrative expenses	2,104,420	46.0%	1,878,725	40.5%
Trademark impairment	36,300	0.8%	—	—
Goodwill impairment	450,819	9.8%	—	—

Operating (Loss) Income	(425,813)	(9.3)%	381,514	8.2%
Other income (expense), net	(4,459)	(0.1)%	5,357	0.1%
Interest expense, net	(42,188)	(0.9)%	(34,898)	(0.8)%

(Loss) Income Before Provision for Income Taxes	(472,460)	(10.3)%	351,973	7.6%
(Benefit) provision for income taxes	(102,440)	(2.2)%	131,057	2.8%

(Loss) Income from Continuing Operations	(370,020)	(8.1)%	220,916	4.8%
Income from discontinued operations, net of tax	4,495		33,769
Loss on disposal of discontinued operations, net of tax	(7,273)		—

Net (Loss) Income	$(372,798)		$254,685

Earnings per Share:
Basic
(Loss) Income from Continuing Operations	$(3.71)		$2.17
Income from discontinued operations	0.04		0.33
Loss on disposal of discontinued operations	(0.07)		—

Net (Loss) Income	$(3.74)		$2.50

Diluted
(Loss) Income from Continuing Operations	$(3.71)		$2.13
Income from discontinued operations	0.04		0.33
Loss on disposal of discontinued operations	(0.07)		—

Net (Loss) Income	$(3.74)		$2.46

Weighted Average Shares, Basic (1)	99,800		101,989
Weighted Average Shares, Diluted (1)	99,800		103,483

Supplemental Information:
Dividends Paid per Common Share (Rounded to the nearest penny)	$0.23		$0.23

(1)	Because the Company incurred a loss from continuing operations in 2007, all outstanding stock options and restricted shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such period.

LIZ CLAIBORNE INC.
CONSOLIDATED BALANCE SHEETS
(All dollar amounts in thousands)

	December 29,	December 30,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$205,401	$185,645
Marketable securities	328	9,451
Accounts receivable — trade, net	440,160	499,012
Inventories, net	540,807	593,445
Deferred income taxes	103,288	60,627
Other current assets	209,525	121,937
Assets held for sale	65,332	—

Total current assets	1,564,841	1,470,117

Property and Equipment, net	580,733	581,992
Goodwill and Intangibles, net	1,024,971	1,421,821
Other Assets	97,922	21,838

Total Assets	$3,268,467	$3,495,768

Liabilities and Stockholders’ Equity
Current Liabilities	$770,385	$673,922
Long-Term Debt	836,883	570,469
Other Non-Current Liabilities	140,764	63,565
Deferred Income Taxes	1,111	54,571
Minority Interest	3,760	3,260
Stockholders’ Equity	1,515,564	2,129,981

Total Liabilities and Stockholders’ Equity	$3,268,467	$3,495,768

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All dollar amounts in thousands)

	Twelve Months Ended
	December 29, 2007	December 30, 2006
	(52 Weeks)	(52 Weeks)
Cash Flows from Operating Activities:
Net (Loss) Income	$(372,798)	$ 254,685
Adjustments to arrive at (loss) income from continuing operations	2,778	(33,769)

(Loss) income from continuing operations	(370,020)	220,916

Adjustments to reconcile (loss) income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	162,178	136,719
Goodwill and trademark impairment	487,119	—
Streamlining initiatives; asset write-down	14,940	2,577
Loss on asset disposals	26,191	17,678
Deferred income taxes	(143,454)	(9,848)
Share-based compensation	19,114	22,513
Tax benefit on exercise of stock options	3,492	7,852
Gain on sale of securities	(364)	(3,583)
Other, net	(558)	275
Changes in assets and liabilities, exclusive of acquisitions:
Decrease (increase) in accounts receivable — trade, net	76,117	(56,788)
Decrease (increase) in inventories, net	48,397	(26,557)
Decrease (increase) in other current and non-current assets	9,106	(3,189)
(Decrease) increase in accounts payable	(57,626)	14,981
Increase in accrued expenses	19,770	19,109
(Decrease) increase in income taxes payable	(25,130)	12,973
Net cash provided by operating activities of discontinued operations	4,604	38,409

Net cash provided by operating activities	273,876	394,037

Cash Flows from Investing Activities:
Purchase of investment instruments	(40)	(154)
Proceeds from sales of securities	9,616	8,054
Purchases of property and equipment	(173,032)	(168,060)
Proceeds from sales of property and equipment	1,410	5,711
Payments for acquisitions, net of cash acquired	(48,262)	(266,775)
Payments for in-store merchandise shops	(7,927)	(13,080)
Other, net	1,104	160
Net cash used in investing activities of discontinued operations	(2,725)	(1,289)

Net cash used in investing activities	(219,856)	(435,433)

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(All dollar amounts in thousands)

	Twelve Months Ended
	December 29, 2007	December 30, 2006
	(52 Weeks)	(52 Weeks)
Cash Flows from Financing Activities:
Short term borrowings, net	329,651	(30,214)
Principal payments under capital lease obligations	(6,368)	(3,338)
Commercial paper, net	(82,075)	82,075
Proceeds from exercise of common stock options	43,262	62,099
Purchase of common stock	(300,488)	(174,071)
Dividends paid	(22,541)	(23,091)
Excess tax benefits related to stock options	2,507	2,467
Proceeds from issuance of 5% euro Notes	—	445,099
Repayment of 6.625% euro Notes	—	(449,505)
Other, net	(1,137)	(1,292)

Net cash used in financing activities	(37,189)	(89,771)

Effect of exchange rate changes on cash and cash equivalents	2,925	(11,715)

Net Change in Cash and Cash Equivalents	19,756	(142,882)
Cash and Cash Equivalents at Beginning of Period	185,645	328,527

Cash and Cash Equivalents at End of Period	$205,401	$ 185,645

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands, except per common share data)
(Unaudited)
The following tables provide reconciliations of Net (Loss) Income to Net Income Excluding Streamlining Initiatives, Impairments and Loss on Disposal of Discontinued Operations and of Operating (Loss) Income to Net Income Excluding Streamlining Initiatives, Impairments and Loss on Disposal of Discontinued Operations.

	13 weeks ended	13 weeks ended	52 weeks ended	52 weeks ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
Net (Loss) Income	$(435,678)	$73,163	$(372,798)	$254,685
Loss on disposal of discontinued operations, net of tax	4,805	—	7,273	—

Net (Loss) Income, Excluding Loss on Disposal of Discontinued Operations, Net of Tax	(430,873)	73,163	(365,525)	254,685

Streamlining initiatives (1)	145,702	37,113	207,984	86,701
Trademark impairment (2)	24,000	—	36,300	—
Goodwill impairment (3)	450,819	—	450,819	—
Provision for income taxes	(170,612)	(13,833)	(198,130)	(32,620)

Net Income Excluding Streamlining Initiatives, Impairments and Loss on Disposal of Discontinued Operations	$19,036	$96,443	$131,448	$308,766

Operating (Loss) Income	$(551,566)	$113,359	$(425,813)	$381,514
Streamlining initiatives (1)	145,702	37,113	207,984	86,701
Trademark impairment (2)	24,000	—	36,300	—
Goodwill impairment (3)	450,819	—	450,819	—
Operating (loss) income of discontinued operations (4)	(10,481)	9,570	7,476	54,563

Operating Income Excluding Streamlining Initiatives and Impairments, but Including Discontinued Operations	58,474	160,042	276,766	522,778

Interest expense, net	12,101	8,257	42,188	34,898
Other (income) expense, net	2,545	(2,277)	4,459	(5,357)
Provision for income taxes	(24,792)	(57,619)	(98,671)	(184,471)

Net Income Excluding Streamlining Initiatives, Impairments and Loss on Disposal of Discontinued Operations	$19,036	$96,443	$131,448	$308,766

Basic Earnings per Common Share, excluding Streamlining Initiatives, Impairments and Loss on Disposal of Discontinued Operations	$0.20	$0.95	$1.32	$3.03

Diluted Earnings per Common Share, excluding Streamlining Initiatives, Impairments and Loss on Disposal of Discontinued Operations (5)	$0.20	$0.94	$1.30	$2.99

(1)	The Company announced its streamlining initiatives in February 2006, October 2006 and July 2007. In the 13 weeks ended December 29, 2007, the Company recorded expenses of $75.6 million related to payroll, lease terminations and asset write-downs, $69.2 million of realignment-related expenses and losses of $0.9 million related to store closures (aggregating $92.3 million after tax, or $0.96 per share). In the 13 weeks ended December 30, 2006, the Company recorded expenses related to its streamlining initiatives of $37.1 million ($23.2 million after tax, or $0.23 per share). In the 52 weeks ended December 29, 2007, the Company recorded expenses of $129.4 million related to payroll, lease terminations and asset write-downs, $72.4 million of realignment-related expenses and losses of $6.2 million related to store closures (aggregating $131.9 million after tax, or $1.31 per share). In the 52 weeks ended December 30, 2006, the Company recorded expenses related to its streamlining initiatives of $86.7 million ($54.4 million after tax, or $0.53 per share).

(2)	Represents non-cash impairment charges of $24.0 million ($14.5 million after tax, or $0.15 per share) and $36.3 million ($22.0 million after tax, or $0.22 per share) in the 13 and 52 weeks ended December 29, 2007, respectively, related to the ELLEN TRACY trademark, which resulted from a decline in future anticipated cash flows of the Ellen Tracy brand.

(3)	Represents a non-cash impairment charge of $450.8 million ($343.1 million after tax, or $3.56 and $3.41 per share in the 13 and 52 weeks ended December 29, 2007, respectively) related to the goodwill previously recorded within our Partnered Brands segment, resulting from a decrease in its fair value below its carrying value due to declines in the actual and projected performance and cash flows of the segment.

(4)	On February 4, 2008, the Company completed the sale of its former C&C CALIFORNIA and LAUNDRY brands. On February 1, 2008, the Company entered a definitive agreement to sell substantially all of the assets and liabilities of its PRANA brand. On October 4, 2007, the Company completed the sale of its former EMMA JAMES, INTUITIONS, J.H. COLLECTIBLES and TAPEMEASURE brands. The (loss) income associated with the operations of these brands in the 13 and 52 weeks ended December 29, 2007 was $(10.5) million ($(6.7) million after tax or $(0.07) per share) and $7.5 million ($4.5 million after tax or $0.04 per share), respectively. The income associated with the operations of these brands in the 13 and 52 weeks ended December 30, 2006 was $9.6 million ($5.9 million after tax or $0.06 per share) and $54.6 million ($33.8 million after tax or $0.33 per share), respectively. The after tax amounts are included in our Consolidated Statements of Operations under the caption “Income (loss) from discontinued operations, net of tax.”

(5)	Amounts for the 13 and 52 weeks ended December 29, 2007 are based on 96,326 and 100,742 weighted average shares outstanding.

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All dollar amounts in thousands)
(Unaudited)

	13 weeks ended		13 weeks ended
	December 29,	% to	December 30,	% to
	2007	Total	2006	Total
NET SALES:
Direct Brands	$649,498	53.8%	$551,023	44.2%
Partnered Brands	558,570	46.2%	696,956	55.8%

Total Net Sales	$1,208,068	100.0%	$1,247,979	100.0%

	13 weeks ended		13 weeks ended
	December 29,	% to	December 30,	% to
	2007	Sales	2006	Sales
OPERATING (LOSS) INCOME:
Direct Brands	$39,057	6.0%	$63,872	11.6%
Partnered Brands	(590,623)	(105.7)%	49,487	7.1%

Total Operating (Loss) Income	$(551,566)	(45.7)%	$113,359	9.1%

	13 weeks ended		13 weeks ended
	December 29,	% to	December 30,	% to
	2007	Total	2006	Total
NET SALES:
Domestic	$812,164	67.2%	$887,174	71.1%
International	395,904	32.8%	360,805	28.9%

Total Net Sales	$1,208,068	100.0%	$1,247,979	100.0%

	13 weeks ended		13 weeks ended
	December 29,	% to	December 30,	% to
	2007	Sales	2006	Sales
OPERATING (LOSS) INCOME:
Domestic	$(534,157)	(65.8)%	$104,746	11.8%
International	(17,409)	(4.4)%	8,613	2.4%

Total Operating (Loss) Income	$(551,566)	(45.7)%	$113,359	9.1%

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All dollar amounts in thousands)
(Unaudited)

	52 weeks ended		52 weeks ended
	December 29,	% to	December 30,	% to
	2007	Total	2006	Total
NET SALES:
Direct Brands	$2,257,874	49.3%	$1,883,991	40.6%
Partnered Brands	2,319,377	50.7%	2,759,945	59.4%

Total Net Sales	$4,577,251	100.0%	$4,643,936	100.0%

	52 weeks ended		52 weeks ended
	December 29,	% to	December 30,	% to
	2007	Sales	2006	Sales
OPERATING (LOSS) INCOME:
Direct Brands	$205,927	9.1%	$205,625	10.9%
Partnered Brands	(631,740)	(27.2)%	175,889	6.4%

Total Operating (Loss) Income	$(425,813)	(9.3)%	$381,514	8.2%

	52 weeks ended		52 weeks ended
	December 29,	% to	December 30,	% to
	2007	Total	2006	Total
NET SALES:
Domestic	$3,092,752	67.6%	$3,249,001	70.0%
International	1,484,499	32.4%	1,394,935	30.0%

Total Net Sales	$4,577,251	100.0%	$4,643,936	100.0%

	52 weeks ended		52 weeks ended
	December 29,	% to	December 30,	% to
	2007	Sales	2006	Sales
OPERATING (LOSS) INCOME:
Domestic	$(476,782)	(15.4)%	$306,247	9.4%
International	50,969	3.4%	75,267	5.4%

Total Operating (Loss) Income	$(425,813)	(9.3)%	$381,514	8.2%

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All dollar amounts in thousands)
(Unaudited)
The following tables provide reconciliations of Net Sales to Adjusted Net Sales excluding Store Closure Adjustments, but including Discontinued Operations and of Operating Income (Loss) to Operating Income (Loss) excluding Streamlining Initiatives and Impairments, but including Discontinued Operations.

	13 weeks ended
	December 29, 2007
	Direct	Partnered
	Brands	Brands	Total
Net Sales:
As Reported	$649,498	$558,570	$1,208,068
Store Closure Adjustments	—	(221)	(221)
Discontinued Operations	—	29,064	29,064

Adjusted Net Sales	$649,498	$587,413	$1,236,911

Operating Income (Loss):
As Reported	$39,057	$(590,623)	$(551,566)
Trademark Impairment	—	24,000	24,000
Goodwill Impairment	—	450,819	450,819
Streamlining Initiatives	42,570	103,132	145,702
Discontinued Operations	—	(10,481)	(10,481)

Adjusted Operating Income (Loss)	$81,627	$(23,153)	$58,474

% of Adjusted Net Sales	12.6%	(3.9)%	4.7%

	13 weeks ended
	December 30, 2006
	Direct	Partnered
	Brands	Brands	Total
Net Sales:
As Reported	$551,023	$696,956	$1,247,979
Store Closure Adjustments	—	—	—
Discontinued Operations	—	80,589	80,589

Adjusted Net Sales	$551,023	$777,545	$1,328,568

Operating Income:
As Reported	$63,872	$49,487	$113,359
Streamlining Initiatives	16,007	21,106	37,113
Discontinued Operations	—	9,570	9,570

Adjusted Operating Income	$79,879	$80,163	$160,042

% of Adjusted Net Sales	14.5%	10.3%	12.0%

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All dollar amounts in thousands)
(Unaudited)
The following tables provide reconciliations of Net Sales to Adjusted Net Sales excluding Store Closure Adjustments, but including Discontinued Operations and of Operating Income (Loss) to Operating Income excluding Streamlining Initiatives and Impairments, but including Discontinued Operations.

	52 weeks ended
	December 29, 2007
	Direct	Partnered
	Brands	Brands	Total
Net Sales:
As Reported	$2,257,874	$2,319,377	$4,577,251
Store Closure Adjustments	—	(13,180)	(13,180)
Discontinued Operations	—	247,285	247,285

Adjusted Net Sales	$2,257,874	$2,553,482	$4,811,356

Operating Income (Loss):
As Reported	$205,927	$(631,740)	$(425,813)
Trademark Impairment	—	36,300	36,300
Goodwill Impairment	—	450,819	450,819
Streamlining Initiatives	56,379	151,605	207,984
Discontinued Operations	—	7,476	7,476

Adjusted Operating Income	$262,306	$14,460	$276,766

% of Adjusted Net Sales	11.6%	0.6%	5.8%

	52 weeks ended
	December 30, 2006
	Direct	Partnered
	Brands	Brands	Total
Net Sales:
As Reported	$1,883,991	$2,759,945	$4,643,936
Store Closure Adjustments	—	—	—
Discontinued Operations	—	350,382	350,382

Adjusted Net Sales	$1,883,991	$3,110,327	$4,994,318

Operating Income:
As Reported	$205,625	$175,889	$381,514
Streamlining Initiatives	31,139	55,562	86,701
Discontinued Operations	—	54,563	54,563

Adjusted Operating Income	$236,764	$286,014	$522,778

% of Adjusted Net Sales	12.6%	9.2%	10.5%

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All dollar amounts in thousands)
(Unaudited)
The following tables provide reconciliations of Net Sales to Adjusted Net Sales excluding Store Closure Adjustments, but including Discontinued Operations and of Operating Income (Loss) to Operating Income excluding Streamlining Initiatives and Impairments, but including Discontinued Operations.

	13 weeks ended
	December 29, 2007
	Domestic	International	Total
Net Sales:
As Reported	$812,164	$395,904	$1,208,068
Store Closure Adjustments	(221)	—	(221)
Discontinued Operations	29,064	—	29,064

Adjusted Net Sales	$841,007	$395,904	$1,236,911

Operating (Loss) Income:
As Reported	$(534,157)	$(17,409)	$(551,566)
Trademark Impairment	24,000	—	24,000
Goodwill Impairment	450,819	—	450,819
Streamlining Initiatives	113,205	32,497	145,702
Discontinued Operations	(10,481)	—	(10,481)

Adjusted Operating Income	$43,386	$15,088	$58,474

% of Adjusted Net Sales	5.2%	3.8%	4.7%

	13 weeks ended
	December 30, 2006
	Domestic	International	Total
Net Sales:
As Reported	$887,174	$360,805	$1,247,979
Store Closure Adjustments	—	—	—
Discontinued Operations	80,589	—	80,589

Adjusted Net Sales	$967,763	$360,805	$1,328,568

Operating Income:
As Reported	$104,746	$8,613	$113,359
Streamlining Initiatives	18,801	18,312	37,113
Discontinued Operations	9,570	—	9,570

Adjusted Operating Income	$133,117	$26,925	$160,042

% of Adjusted Net Sales	13.8%	7.5%	12.0%

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All dollar amounts in thousands)
(Unaudited)
The following tables provide reconciliations of Net Sales to Adjusted Net Sales excluding Store Closure Adjustments, but including Discontinued Operations and of Operating Income (Loss) to Operating Income excluding Streamlining Initiatives and Impairments, but including Discontinued Operations.

	52 weeks ended
	December 29, 2007
	Domestic	International	Total
Net Sales:
As Reported	$3,092,752	$1,484,499	$4,577,251
Store Closure Adjustments	(13,180)	—	(13,180)
Discontinued Operations	247,285	—	247,285

Adjusted Net Sales	$3,326,857	$1,484,499	$4,811,356

Operating (Loss) Income:
As Reported	$(476,782)	$50,969	$(425,813)
Trademark Impairment	36,300	—	36,300
Goodwill Impairment	450,819	—	450,819
Streamlining Initiatives	159,584	48,400	207,984
Discontinued Operations	7,476	—	7,476

Adjusted Operating Income	$177,397	$99,369	$276,766

% of Adjusted Net Sales	5.3%	6.7%	5.8%

	52 weeks ended
	December 30, 2006
	Domestic	International	Total
Net Sales:
As Reported	$3,249,001	$1,394,935	$4,643,936
Store Closure Adjustments	—	—	—
Discontinued Operations	350,382	—	350,382

Adjusted Net Sales	$3,599,383	$1,394,935	$4,994,318

Operating Income:
As Reported	$306,247	$75,267	$381,514
Streamlining Initiatives	51,392	35,309	86,701
Discontinued Operations	54,563	—	54,563

Adjusted Operating Income	$412,202	$110,576	$522,778

% of Adjusted Net Sales	11.5%	7.9%	10.5%